EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FOURTH QUARTER OF FISCAL 2013

BOISE, Idaho, October 10, 2013 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its fourth quarter and 2013 fiscal year, which ended August 29, 2013. For the fourth quarter, the company had net income attributable to Micron shareholders of $1.71 billion, or $1.51 per diluted share, on net sales of $2.8 billion. The results for the fourth quarter of fiscal 2013 compare to net income of $43 million, or $0.04 per diluted share, on net sales of $2.3 billion for the third quarter of fiscal 2013, and a net loss of $243 million, or ($0.24) per diluted share, on net sales of $2.0 billion for the fourth quarter of fiscal 2012. For the 2013 fiscal year, the company had net income attributable to Micron shareholders of $1.19 billion, or $1.13 per diluted share, on net sales of $9.1 billion. Cash flows from operations were $1.8 billion for fiscal 2013. The results for fiscal 2013 compare to a net loss of $1.03 billion, or ($1.04) per diluted share, on net sales of $8.2 billion for the 2012 fiscal year.

On July 31, 2013, the company completed its acquisition of Elpida Memory, Inc. and Rexchip Electronics Corporation. The company’s results for the fourth quarter of fiscal 2013 include $1,484 million, or $1.31 per diluted share, in purchase accounting gains relating to the acquisition and the results of operations of Elpida for the month of August.

“Micron is executing well on multiple fronts with the successful integration of Elpida and ongoing steady development of advanced memory solutions, including our hybrid memory cube that began sampling with key customers this quarter and our second generation family of PCIe enterprise SSD’s which recently qualified at a major OEM,” said Micron CEO Mark Durcan. “Our product portfolio and systems solutions position us well to compete in the current favorable market environment.”

Revenues from sales of DRAM products in the fourth quarter of fiscal 2013 were 50 percent higher compared to the third quarter due to a 42 percent increase in sales volume and a 5 percent increase in average selling prices. Revenues from sales of NAND Flash products were 5 percent higher in the fourth quarter of fiscal 2013 compared to the third quarter primarily due to a 17 percent increase in sales volume offset by an 11 percent decrease in average selling prices.

The company’s consolidated gross margin improved to 25 percent in the fourth quarter of fiscal 2013 compared to 24 percent in the third quarter of fiscal 2013. Gross margins for DRAM benefitted from the improved average selling prices. Gross margins for NAND Flash products were unchanged as an 11 percent improvement in manufacturing costs was offset by the decrease in average selling prices.

Cash flows from operations for the fourth quarter of fiscal 2013 were $717 million, while investments in capital expenditures were $332 million. The company ended the fourth fiscal quarter with cash and investments of $4.2 billion, which includes $556 million, reflected as current restricted cash, set aside for payment of the first Elpida creditor installment.

The company will host a conference call Thursday, October 10 at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until October 17, 2014. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 71010239) beginning at 5:30 p.m. MDT, Thursday, October 10, 2013 and continuing until 5:30 p.m. MDT, Thursday, October 17, 2013.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
 (in millions except per share amounts)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Aug. 29,	May 30,	Aug. 30,	Aug. 29,	Aug. 30,
	2013	2013	2012	2013	2012
Net sales	$2,843	$2,318	$1,963	$9,073	$8,234
Cost of goods sold	2,135	1,762	1,744	7,226	7,266
Gross margin	708	556	219	1,847	968
Selling, general and administrative	193	127	139	562	620
Research and development	267	226	235	931	918
Restructure and asset impairments (1)	32	55	(1)	126	10
Other operating (income) expense, net (2)	9	(1)	(5)	(8)	32
Operating income (loss)	207	149	(149)	236	(612)
Interest income (expense), net	(58)	(52)	(52)	(217)	(171)
Gain on acquisition of Elpida (3)	1,484	--	--	1,484	--
Other non-operating income (expense), net (4)	45	(45)	5	(218)	29
Income tax (provision) benefit (5)	(5)	1	(14)	(8)	17
Equity in net income (losses) of equity method investees	37	(10)	(32)	(83)	(294)
Net income attributable to noncontrolling interests	(2)	--	(1)	(4)	(1)
Net income (loss) attributable to Micron	$1,708	$43	$(243)	$1,190	$(1,032)

Earnings (loss) per share:
Basic	$1.65	$0.04	$(0.24)	$1.16	$(1.04)
Diluted	1.51	0.04	(0.24)	1.13	(1.04)

Number of shares used in per share calculations:
Basic	1,033.2	1,024.0	1,013.1	1,021.7	991.2
Diluted	1,129.4	1,046.6	1,013.1	1,056.3	991.2

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Aug. 29,	May 30,	Aug. 30,
	2013	2013	2012
Cash and short-term investments	$3,101	$2,552	$2,559
Receivables	2,329	1,503	1,289
Inventories	2,649	1,732	1,812
Current restricted cash	556	--	--
Total current assets	8,911	5,886	5,758
Long-term marketable investments	499	347	374
Property, plant and equipment, net	7,626	6,830	7,103
Total assets	19,118	14,055	14,328

Accounts payable and accrued expenses	2,115	1,590	1,641
Current portion of long-term debt	1,585	357	224
Total current liabilities	4,125	2,342	2,243
Long-term debt (6)	4,452	3,267	3,038

Total Micron shareholders’ equity	9,142	7,328	7,700
Noncontrolling interests in subsidiaries	864	698	717
Total equity (6)	10,006	8,026	8,417

	Year Ended
	Aug. 29,	Aug. 30,
	2013	2012
Net cash provided by operating activities	$1,811	$2,114
Net cash used for investing activities	(1,712)	(2,312)
Net cash provided by financing activities	322	497

Depreciation and amortization	1,926	2,222
Expenditures for property, plant and equipment	(1,244)	(1,699)
Payments on equipment purchase contracts	(214)	(172)
Net contributions from (distributions to/acquisitions of) noncontrolling interests	(26)	(660)
Noncash equipment acquisitions on contracts payable and capital leases	443	897

(1)	Restructure and asset impairments consisted of the following:

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Aug. 29,	May 30,	Aug. 30,	Aug. 29,	Aug. 30,
	2013	2013	2012	2013	2012
Loss from global workforce reduction	$17	$--	$--	$17	$--
Loss on impairment of Israel assets	14	--	--	14	--
Loss on impairment of LED assets	4	25	--	33	--
Loss on restructure of consortium agreement	--	26	--	26	--
Loss on impairment of MIT assets	--	--	--	62	--
Gain on termination of Transform lease	--	--	--	(25)	--
Other	(3)	4	(1)	(1)	10
	$32	$55	$(1)	$126	$10

In order to optimize operations, improve efficiency and increase focus on the company’s core memory operations, the company has initiated various restructure activities.

In the fourth quarter of fiscal 2013, the company incurred charges in connection with a global workforce reduction. Separately, the company wrote down the value of certain assets in connection with its plans to discontinue 200mm production in Israel and exit the facility.

In the third quarter of fiscal 2013, the company discontinued the development activities of its Light-emitting Diode (“LED”) operations. In connection therewith, the company recognized a charge of $25 million primarily to write down certain production assets used in the development of LED technology. In the third quarter of fiscal 2013, the company also restructured a consortium agreement, which provides R&D and manufacturing activities to the company, with STMicroelectronics S.r.l. (“ST”) whereby certain assets and approximately 500 employees from the company’s Agrate, Italy fabrication facility were transferred to ST. In connection therewith, the company recognized a charge of $26 million in the third quarter of fiscal 2013.

In the second quarter of fiscal 2013, the company entered into an agreement to sell Micron Technology Italia, S.r.l. (“MIT”), a wholly-owned subsidiary, including its 200 millimeter wafer fabrication facility assets in Avezzano, Italy, to LFoundry Marsica S.r.l. (“LFoundry”). The transaction closed in the third quarter of fiscal 2013. In exchange for the shares of MIT, the company received a long-term note from LFoundry. Under the terms of the agreements, the company assigned to LFoundry its supply agreement with Aptina Imaging Corporation (“Aptina”) for CMOS image sensors manufactured at the Avezzano facility. The assets and liabilities of MIT were written down to their estimated fair values and, as a result, the company recorded an impairment loss of $62 million in the second quarter of fiscal 2013.

(2)
Other operating expense in fiscal 2012 includes $17 million from the termination of a lease with IM Flash Technologies, LLC (“IMFT”), a joint venture of the company, and a charge of $10 million to write off a receivable in connection with resolution of certain prior year tax matters.

(3)
On July 31, 2013, the company completed its acquisition of Elpida Memory, Inc. (“Elpida”), a Japanese corporation. Elpida’s assets include, among others: a 300mm DRAM wafer fabrication facility located in Hiroshima, Japan; its 65% ownership interest in Rexchip Electronics Corporation (“Rexchip”), a Taiwanese corporation and manufacturing joint venture, whose assets include a 300mm DRAM wafer fabrication facility located in Taiwan; and an assembly and test facility located in Akita, Japan. Elpida’s semiconductor memory products include Mobile DRAM targeted toward mobile phones and tablets. In a related transaction, on July 31, 2013, the company completed its acquisition from Powerchip Technology Corporation and certain of its affiliates (collectively, the “Powerchip Group”) of an additional 24% interest in Rexchip.

The total purchase price was $949 million and the provisional fair value of the net assets acquired, net of noncontrolling interests, was $2,433 million. As a result, the company recorded a gain of $1,484 million in connection with the acquisition. The provisional fair values of assets and liabilities acquired include, among other items, cash and restricted cash aggregating $1,618 million (which includes the company’s payment to Elpida of $556 million set aside for the first Elpida creditor installment), inventories of $962 million; property, plant and equipment of $935 million; net deferred tax assets of $917 million and debt of ($2,134) million. The provisional fair values are subject to change within the one-year measurement period ending in the fourth quarter of fiscal 2014.

(4)	Other non-operating income (expense) consisted of the following:

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Aug. 29,	May 30,	Aug. 30,	Aug. 29,	Aug. 30,
	2013	2013	2012	2013	2012
Gain (loss) from changes in currency exchange rates	$2	$(45)	$8	$(229)	$(6)
Gain on Inotera issuance of shares	48	--	--	48	--
Loss on extinguishment of debt	--	--	--	(31)	--
Gain (loss) from investments	(4)	(1)	(4)	(5)	35
Other	(1)	1	1	(1)	--
	$45	$(45)	$5	$(218)	$29

Gain (loss) from changes in currency exchange rates in the third quarter and full fiscal 2013 included currency losses of $47 million and $225 million, respectively, from changes in the market value of currency hedges executed in connection with the company’s acquisition of Elpida and Rexchip.

Other non-operating income in the fourth quarter of fiscal 2013 includes a gain of $48 million recognized in connection with the May 2013 issuance of common shares by Inotera Memories, Inc. As a result of the issuance, the company’s interest in Inotera decreased to 35.5%.

Loss from extinguishment of debt in fiscal 2013 included $31 million recognized in the second quarter in connection with the partial repurchase of the company’s 2014 Notes.

In order to improve comparability with the company’s industry peers, gains and losses from currency exchange rates have been reclassified from operating to non-operating. As a result, $59 million of losses for the first quarter of fiscal 2013 and $8 million of gains and $6 million of losses for the fourth quarter of fiscal 2012 and full fiscal year 2012, respectively, were reclassified from the amounts previously reported in other operating (income) expense to other non-operating income (expense).

(5)
Income taxes for fiscal 2013 included tax benefits related to two non-U.S. jurisdictions of $10 million for the favorable resolution of certain prior year tax matters, which was previously reserved as an uncertain tax position, and $9 million for a favorable change in tax law applicable to prior years. Income taxes for fiscal 2012 included tax benefits of $56 million related to the favorable resolution of certain prior year tax matters, which were previously reserved as uncertain tax position. Remaining taxes for fiscal 2013 and 2012, respectively, primarily reflect taxes on the company’s non-U.S. operations. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. The (provision) benefit for taxes on U.S. operations in fiscal 2013 and 2012 was substantially offset by changes in the valuation allowance.

(6)
During the fourth quarter of fiscal 2013, the company borrowed $312 million under a four-year note, collateralized by a security interest in certain production equipment. Principal is payable in equal quarterly installments, commencing after November, 2013. Interest accrues at a variable rate equal to the three-month LIBOR rate plus a margin of 3.25% per annum, payable quarterly in arrears. Also during the fourth quarter of fiscal 2013, the company entered into a variable-for-fixed interest rate swap calculated on an aggregate notional amount equal to the scheduled outstanding balance of the loan. The interest rate swap effectively fixed the rate at 4.2% per annum.

On February 12, 2013, the company issued $300 million of 1.625% Convertible Senior Notes due February 2033 (the “2033E Notes”) and $300 million of 2.125% Convertible Senior Notes due February 2033 (the “2033F Notes” and together with the 2033E Notes, the “2033 Notes”). Issuance costs for the 2033 Notes totaled $16 million. The initial conversion rate for the 2033 Notes is 91.4808 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $10.93 per share of common stock. Upon issuance of the 2033 Notes, the company recorded $526 million of debt, $72 million of additional capital and $14 million of deferred debt issuance costs (included in other noncurrent assets). The difference between the debt recorded at inception and the principal amount ($31 million for the 2033E Notes and $43 million for the 2033F Notes) is being accreted to principal as interest expense through February 2018 for the 2033E Notes and February 2020 for the 2033F Notes, the expected life of the notes.

Concurrent with the issuance of the 2033 Notes, the company entered into capped call transactions (the “2033 Capped Calls”) that have initial strike prices of approximately $10.93 per share, subject to certain adjustments, which was set to equal the initial conversion price of the 2033 Notes. The 2033 Capped Calls have a cap price of $14.51 per share and cover an approximate combined total of 54.9 million shares of common stock. The 2033 Capped Calls are intended to reduce the potential dilution upon conversion of the 2033 Notes. The company paid $48 million to purchase the 2033 Capped Calls. The 2033 Capped Calls are considered capital transactions and the related cost was recorded as a charge to additional capital.

In connection with the offering of the 2033 Notes, on February 12, 2013, the company repurchased $464 million of aggregate principal amount of its 1.875% Convertible Senior Notes due June 2014 (the “2014 Notes”) for $477 million. The repurchase resulted in the derecognition of $431 million in debt for the principal amount (net of $33 million of debt discount) and $15 million in additional capital. The company recognized a charge of $31 million in the second quarter of fiscal 2013 associated with the early repurchase.

During the first quarter of fiscal 2013, the company entered into two credit facilities. The first was a three-year revolving credit facility, under which the company can draw up to $255 million. Amounts drawn would be collateralized by a security interest in certain accounts receivables. As of August 29, 2013, the company had not drawn any amounts under this facility. The second was a term note providing for borrowing of up to $214 million. Amounts drawn are payable in 10 equal semi-annual installments beginning six months after the draw date. As of August 29, 2013, the note had been fully drawn and the outstanding balance was $191 million.